Exhibit 99.1

HANSEN MEDICAL REPORTS FIRST QUARTER 2012 RESULTS

Still Anticipating Second Quarter 2012 510(k) Clearance and U.S. Launch of Magellan™ Robotic System

MOUNTAIN VIEW, CA. – May 2, 2012 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in flexible medical robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported recent business highlights and financial results for the quarter ended March 31, 2012.

First Quarter Summary and Recent Business Highlights

•	Response submitted to FDA for Magellan™ Robotic System in February 2012; continue to anticipate second quarter 510(k) clearance and U.S. launch

•	Complex endovascular procedures performed with the Magellan System at St. Mary’s Hospital, London

•	Shipped second vascular robotic system in the U.S. for the purpose of conducting preclinical research

•	Hartford Hospital selected as a center of excellence for the Sensei X® Robotic Catheter Platform

•	Strengthened leadership team with the addition of Joe Guido as vice president of marketing and business development

•	Added two new Board members, bringing additional operational, commercial and manufacturing expertise

•	First Quarter Financial Summary:

•	Shipped 3 Robotic Catheter Systems in the US: 2 Sensei Systems, 1 vascular preclinical research system; recognized revenue on 4 robotic systems (3 U.S. and 1 internationally)

•	636 procedures performed, up 1% sequentially and down 5% year over year; over 8,000 robotic system procedures performed in patients since first commercialization

•	574 catheters sold, down 20% sequentially and 17% year over year, as customers reduced inventory levels for the first time in 5 consecutive quarters

•	First quarter total revenue of $4.7 million, down 25% sequentially and 12% year over year

•	Cash, cash equivalents and short-term investments: $38.5 million at March 31, 2012

“Interest and excitement continued to build in the first quarter for our Magellan Robotic System as the result of the positive, growing clinical experience in Europe and our February response to the FDA regarding our pending 510(k) application,” said Bruce Barclay, Hansen Medical’s President and Chief Executive Officer. “We continue to advance our commercial capabilities across key geographies as we anticipate 510(k) clearance of the Magellan System in the US during the second quarter. While clinical interest is strong, and the number of hospitals currently evaluating Magellan System purchases is encouraging, our top-line growth in the quarter was adversely affected by the weakened economic environment in Europe.”

2012 First Quarter Financial Results

Total revenue for the first quarter ended March 31, 2012 was $4.7 million, a decrease of 12 percent compared to revenue of $5.3 million in the same period in 2011. During the first quarter, the Company recognized revenue on four systems as well as shipment of 574 catheters. The Company shipped a total of three systems, all of which were recognized as revenue in the quarter. Further, 636 procedures were performed in the period with Company products. As of March 31, 2012, the Company had a total deferred revenue balance of $5.9 million, which includes prior shipment of five systems that have not been recognized as revenue.

Cost of revenues for the first quarter was $3.9 million. As a result, gross profit for the quarter was $732,000 and gross margin was 15.7 percent. This compares to gross profit of $817,000 and gross margin of 15.5 percent for the same period in 2011.

Research and development expenses for the first quarter were $4.3 million, compared to $4.2 million for the same period in 2011, which included $2.0 million of funded research and development credits (recorded as a reduction of expense) from our now completed work under the joint development agreement with Philips. Excluding these research and development credits in the first quarter of 2011, prior year research and development expenses were higher due primarily to additional development costs associated with the Company’s Magellan System and higher non-cash stock compensation expenses.

Selling, general and administrative expenses for the first quarter were $7.4 million, compared to $8.0 million for the same period in 2011. The net decrease in the current quarter is primarily due to a reduction in stock compensation expense of $0.9 million partially offset by increases in sales and marketing expenses.

Net loss for the first quarter was $11.8 million, or $0.20 per diluted share, based on average shares outstanding of 60.5 million. This compares with a net gain for the first quarter of 2011 of $11.7 million, or $0.21 per diluted share, based on average shares outstanding of 55.5 million. The net gain for the first quarter of 2011 included a $23 million gain on the sale of the non-robotic rights associated with the company’s Fiber Optic Shape Sensing and Localization (FOSSL) technology. Net loss for the first quarter of 2012 included total non-cash stock compensation expense of $279,000 compared to $2.3 million in the first quarter of 2011. The reduction is primarily the result of lower equity awards in the quarter compared to the prior year, and a one-time adjustment of $740,000 related to previously recorded expenses for the company’s employee stock purchase program.

Cash, cash equivalents and short-term investments as of March 31, 2012 were $38.5 million compared to $52.2 million as of December 31, 2011. Cash used in the quarter was $13.7 million and has been negatively impacted by lower system sales, inventory builds in support of the anticipated US Magellan launch, and the delayed collection of approximately $1.5 million of accounts receivable which were due in the first quarter of 2012 but not collected until April.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2012 first quarter results today, May 2, 2012, at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Additionally, participants can dial into the live conference call by calling 877-941-8416 or 480-629-9808. An audio replay of the webcast will be available approximately one hour after the completion of the conference call through May 9, 2012, by calling 877-870-5176 or 858-384-5517, and entering access code 4532840.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Sensei® X Robotic Catheter System and Artisan® Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in electrophysiology (EP) procedures. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei X System and Artisan Control Catheter are cleared for use during EP procedures, such as guiding catheters in the treatment of AF, and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. The Company’s Magellan™ Robotic System, NorthStar™ Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone conformity assessment and CE marking and are commercially available in the European Union. In the U.S., the Magellan™ Robotic System, the NorthStar™ Robotic Catheter and accessories are the subject of a current filing with the FDA and are not commercially available. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, expectations, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates”, and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements about the potential timing of FDA clearance of our Magellan™ Robotic System and NorthStar™ Robotic Catheters in the US, the potential benefits of our Magellan Robotic System in vascular procedures and the timing of commercializing our Magellan Robotic System, and anticipated growth in the adoption of the Sensei platform for electrophysiology procedures. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: potential delays or obstacles to achieving required regulatory clearances; engineering, regulatory and sales challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the uncertain timelines, costs and results of pre-clinical and clinical trials; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to maintain our remedial actions over previously reported material weaknesses in internal controls over financial reporting; the effect of credit, financial and economic conditions on capital spending by our potential customers; our ability to manage expenses and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 15, 2012 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), and Sensei are registered trademarks of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Sharrifah Al-Salem, CFA
Chief Financial Officer	415.293.4414
Hansen Medical, Inc.	sharrifah.al-salem@fticonsulting.com
650.404.5800
John Capodanno
212.850.5705
John.capodanno@fticonsulting.com

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HANSEN MEDICAL

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2012	2011
Revenues	$4,654	$5,279
Cost of revenues	3,922	4,462

Gross profit	732	817

Operating expenses:
Research and development	4,298	4,185
Selling, general and administrative	7,359	8,044

Total operating expenses	11,657	12,229
Gain on sale of intellectual property	—	23,000

Income (loss) from operations	(10,925)	11,588
Other income (expense), net	(886)	89

Net income (loss)	$(11,811)	$11,677

Net income (loss) per share:
Basic	$(0.20)	$0.22

Diluted	$(0.20)	$0.21

Shares used to compute net income (loss) per share:
Basic	60,497	54,098

Diluted	60,497	55,452

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2012	December 31, 2011
Assets
Cash, cash equivalents and short-term investments	$38,537	$52,210
Accounts receivable	7,460	5,493
Inventories, net	7,368	6,617
Deferred cost of revenues	1,105	1,573
Prepaids and other current assets	1,682	1,829
Property and equipment, net	7,837	8,300
Other assets	693	737

Total assets	$64,682	$76,759

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$2,697	$2,944
Deferred revenues	5,885	6,438
Debt	29,219	29,147
Other liabilities	4,825	4,749

Total liabilities	42,626	43,278

Stockholders’ equity	22,056	33,481

Total Liabilities and Stockholders’ Equity	$64,682	$76,759

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